UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 30, 2010

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29609	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Olive Way, Suite 400

Seattle, Washington 98101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On August 30, 2010, Onvia’s Board of Directors appointed Henry Riner as President and CEO of Onvia effective October 4, 2010. Mr. Riner is expected to be elected to Onvia’s Board of Directors at the first Board meeting after Mr. Riner’s employment with the company has commenced.

Mr. Riner’s employment with the company is at-will. Under his offer of employment, Mr. Riner will have an annual base salary of $350,000 and will be eligible to receive a 2011 bonus targeted at $200,000 based upon goals to be mutually agreed upon. Mr. Riner will have an opportunity to receive a bonus award beyond target based on Onvia’s performance. His bonus paid for 2010 performance will be guaranteed at $75,000. On his first day of employment, Mr. Riner will be granted 180,000 stock options under Onvia’s 2008 Equity Incentive Plan, to vest 20% after one year with the remainder vesting in 48 equal monthly installments. If Mr. Riner’s employment is terminated without cause, Onvia will pay him 12 months’ base salary.

Upon a change of control transaction, 20% of Mr. Riner’s unvested stock options shall accelerate. If within 12 months of a change in control transaction, Mr. Riner’s employment is terminated without cause or for good reason, 100% of Mr. Riner’s unvested stock options shall accelerate. Mr. Riner will also receive reimbursement for reasonable relocation expenses, including air travel and shipment of household goods and automobiles and up to six months of rental housing expenses, not to exceed $2,500 a month.

Mr. Riner, 59, currently is CEO of OSG Billing Services (“OSG”), a New Jersey-based company that provides web-based invoice and statement printing services. Mr. Riner was appointed OSG’s CEO in 2009. From 2006 to 2008, he served as CEO of CoAMS, Inc., a trade promotions management company, and CEO of SourceLink, Inc. (“SourceLink”), a direct marketing services provider, from 1997 to 2005. Prior to SourceLink, Mr. Riner was CEO of University Microfilm (now known as ProQuest), the information and learning division of Bell and Howell Company, from 1994 until 1997. Mr. Riner’s resignation from OSG is expected to be effective October 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

September 3, 2010	By:	/S/ MICHAEL D. PICKETT
Michael D. Pickett Chairman, Chief Executive Officer & President

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